Exhibit 99.1

Access National Bank Offers Support to Businesses Affected by Potential Government Shutdown or Disruption

RESTON, Va.--(BUSINESS WIRE)--December 20, 2018--As threats of a potential government shutdown and disruption of funds gain momentum, Access National Bank (“Access”) reaffirms its promise to assist government contractors and other impacted businesses in the wake of political and fiscal turbulence.

“During periods of government uncertainty that can impact the finances of the private sector, we feel it is important to contact your bank to see what pragmatic solutions they can offer,” said Mark Moore, President of Access.

Clients of the Bank reported challenges associated with the 2013 shutdown and concerns of a similar nature arising earlier this year. Access retains a variety of short-term options for its commercial banking clients.

The banking team at Access and its Middleburg Bank division work one-on-one with clients to reduce cash flow funding disruptions in industry-specific segments. Government Contracting, in particular, is the Bank’s No. 1 industry vertical.

“We take our role as trusted advisors seriously, especially in this vital segment of the economy,” Moore added. “We stand behind our clients and can provide adjustments to conventional borrowing and modifications to existing loan terms to ensure a continuation of cash flow.”

“We have been down this path before—and there is no published ‘playbook’ to follow, per se,” said Adam Nalls, SVP and leader of the Bank’s Government Contracting segment. “However, our team has the experience to swiftly provide a nuanced approach to problem-solving.”

Both Moore and Nalls encourage any business affected by a potential government shutdown or disruption or other challenges to contact an Access banking relationship manager to discuss resolutions, questions, and concerns.

“Regardless of whether or not Congress and the Executive branch reach an agreement, the looming dynamics underscore why businesses must feel secure about their banking relationships,” Moore said.

Access National Bank and its Middleburg Bank division collectively serve the needs of businesses with $1-$200 million in revenue, as well as high-net-worth individuals and families in Metro Washington, D.C. Headquartered in Reston, Virginia, Access National Bank and its Middleburg Bank division are subsidiaries of Access National Corporation, which includes divisions specializing in residential mortgage lending and trust and wealth management. Access National Corporation trades on the NASDAQ Global Market under the symbol "ANCX." Additional information is available at AccessNationalBank.com. Member FDIC.

CONTACT:
Mark D. Moore
President
703-871-2100